Exhibit 99.1
NEWS BULLETIN

For Further Information:

AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro	Leslie Loyet
Chairman & CEO	Analysts/Investors
(312) 346-8100	(312) 640-6672
lloyet@mww.com

FOR IMMEDIATE RELEASE NYSE:  ORI
WEDNESDAY, MAY 12, 2010

OLD REPUBLIC ANNOUNCES SELECTION OF A NEW AUDIT FIRM

CHICAGO – May  12, 2010 – Old Republic International Corporation (NYSE: ORI), today announced that it had filed a Form 8-K report with the Securities & Exchange Commission announcing the selection of a new public accounting firm.  At its regularly scheduled quarterly meeting, the Board of Directors selected KPMG LLP as the Company’s public accounting firm effective with the 2010 annual audit.  The selection brings to a conclusion a nearly two month process during which Old Republic sought audit proposals from its prior auditors, PricewaterhouseCoopers LLP, which subsequently declined to propose, and several other firms.

About Old Republic
Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages primarily in the property & liability, mortgage guaranty, and title insurance fields. One of the nation’s 50 largest publicly held insurance organizations, Old Republic has assets of approximately $14.24 billion and shareholders’ equity of $3.99 billion or $16.90 per common share. Its current stock market valuation is approximately $3.39 billion, or $14.06 per share.

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